SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND
             (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No.1)*

Equity Securities Trust II
(Name of Issuer)

Equity Trust Securities
(Title of Class of Securities)

29477Q204
(CUSIP Number)

December 31, 2002
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[x]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Paloma International L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  112,400

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  112,400

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  112,400

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.1%

12.      TYPE OF REPORTING PERSON*

                  PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  S. Donald Sussman

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER

                  112,400

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  112,400

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  112,400

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.1%

12.      TYPE OF REPORTING PERSON*

                  IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Amaranth L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  651,400

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  651,400

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  651,400

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.7%

12.      TYPE OF REPORTING PERSON*

                  OO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Nicholas M. Maounis

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER

                  651,400

6.       SHARED VOTING POWER

                  0

7.       SOLE DISPOSITIVE POWER

                  651,400

8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  651,400

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.7%

12.      TYPE OF REPORTING PERSON*

                  IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This statement is filed pursuant to Rule 13d-2(b) with respect to the Equity Trust Securities (the "Trust Securities") of Equity Securities Trust II (the "Issuer") beneficially owned by the Reporting Persons specified herein as of December 31, 2002, and amends and supplements the Schedule 13G dated January 16, 2002 filed by the Reporting Persons (the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.


Item 2(b).  Address of Principal Business Office or, if None, Residence:

     The principal business address for Paloma is Two American Lane, Greenwich, Connecticut 06836. The principal business address for Mr. Sussman is 6100 Red Hook Quarter, 18B, Suites C, 1-6, St. Thomas, United States Virgin Islands 00802. The principal business address for Amaranth and Mr. Maounis is One American Lane, Greenwich, Connecticut 06831.

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

     The Reporting Persons beneficially own an aggregate of 763,800 Trust Securities.

     (b) Percent of class:

     Each of Paloma's and S. Donald Sussman's beneficial ownership of 112,400 Trust Securities constitutes 1.1% of all of the outstanding Trust Securities.

     Each of Amaranth's and Nicholas M. Maounis' beneficial ownership of 651,400 Trust Securities constitutes 6.7% of all of the outstanding Trust Securities.

     Collectively, the Reporting Persons have beneficial ownership of 763,800 Trust Securities constituting 7.8% of all of the outstanding Trust Securities.

     (c) Number of shares as to which such person has:

        (i) Sole power to vote or to direct the vote

     Each of Paloma and S. Donald Sussman has the sole power to vote or direct the vote of 112,400 Trust Securities.

     Each of Amaranth and Nicholas M. Maounis has the sole power to vote or direct the vote of 651,400 Trust Securities.

        (ii) Shared power to vote or to direct the vote

                  Not applicable.

        (iii) Sole power to dispose or to direct the disposition of

     Each of Paloma and S. Donald Sussman has the sole power to dispose or direct the disposition of 112,400 Trust Securities.

     Each of Amaranth and Nicholas M. Maounis has the sole power to dispose or direct the disposition of 651,400 Trust Securities.

        (iv) Shared power to dispose or to direct the disposition of

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Paloma holds 112,400 of the Trust  Securities it beneficially  owns through
its  subsidiary  Sunrise  Partners  Limited  Partnership,   a  Delaware  limited
partnership.

Item 10.  Certification.

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.


Dated:  February 10, 2003

          PALOMA INTERNATIONAL L.P.
          By: Paloma GP LLC, general partner


                   By: /s/ Michael J. Berner
                       ---------------------
                        Michael J. Berner,
                        Vice President



          /s/ S. Donald Sussman
          ----------------------
          S. Donald Sussman


          AMARANTH L.L.C.
          By: Amaranth Advisors L.L.C.,
                   as Managing Member


                   By: /s/ Nicholas M. Maounis
                       ------------------------
                        Nicholas M. Maounis,
                        President



          /s/ Nicholas M. Maounis
          ------------------------
          Nicholas M. Maounis